Exhibit 99.1

Industry Expert Appointed to AMRI Board of Directors

ALBANY, N.Y.--(BUSINESS WIRE)--November 2, 2010--AMRI (NASDAQ: AMRI) today announced the appointment of Gabriel Leung to its Board of Directors. Mr. Leung fills a newly created position on the Board.

“We are pleased to welcome Mr. Leung to our Board of Directors,” said AMRI Chairman, CEO and President Thomas E. D’Ambra, Ph.D. “He brings a distinguished record of accomplishments as both a leader and visionary, particularly as it relates to commercial matters, business development and strategic planning. We believe his wide range of experience across multiple business disciplines including R&D, sales and marketing, medical affairs, commercial planning and discovery portfolio strategy, as well as his role as advisor and facilitator in several national life science initiatives will bring significant perspective and benefits to the AMRI organization. It is my pleasure to welcome Gabe to the AMRI family.”

Gabriel Leung

During his 22-year career in the pharmaceutical and biotech industry, Mr. Leung has extensive experience in commercial product launch, business development, marketing, sales, medical affairs and business operations in global pharmaceutical and biotech organizations. He was most currently President, Pharmaceutical Business at OSI Pharmaceuticals, a leading biotechnology company, where he served as the chief business officer for its oncology and diabetes/obesity therapeutic areas prior to its purchase by Astellas. Before that, he served as the head of the former oncology business unit, responsible for R&D, commercial, and business development.

Prior to joining OSI, Mr. Leung was group vice president, global prescription business at Pharmacia, heading up Pharmacia’s oncology franchise with business and medical affairs operations in over 80 countries. He also served as a member of the CEO’s Operating Committee.

Mr. Leung began his career at Sterling Drug Inc., a former division of Eastman Kodak Company, gaining worldwide business development experience, followed by a distinguished career at Bristol-Myers Squibb where he launched and led the growth of multiple pharmaceutical products in oncology and a variety of primary care and specialty therapeutic areas. He has also served on the board of directors of NanoMed, Inc., a start-up biotechnology company based in Michigan.

As a current member of the National Cancer Institute Clinical Trial Advisory Committee (NCI CTAC), Mr. Leung serves as an advisor to the NCI Director. He is an active member of C-Change, a national initiative chaired by former President George Bush and Mrs. Barbara Bush with the goal of eliminating cancer as a major public health problem. He is also vice-chair of the Life Sciences Consortium, an initiative of the CEO Roundtable on Cancer, helping lead an industry-wide effort to facilitate cross-company and cross-sector collaboration and to help expedite oncology drug discovery and development.

Mr. Leung has a pharmacy degree with High Honors at the University of Texas at Austin and a M.S. degree at the University of Wisconsin-Madison with concentration in pharmaceutical marketing.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the United States, Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-Looking Statement

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as "may," "could," "should," "would," "will," "intend," "expect," "anticipate," "believe" and "continue" or similar words and include, without limitation, statements regarding the company's clinical development plans for its proprietary compounds, the company’s research programs and the license arrangement with BMS concerning the company’s biogenic amines program. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to delay or denial of approvals from the FDA, potential changes in the cost, scope and duration of clinical trials as compared to the company’s current expectations, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing of chemical research and development, the company's ability to enforce its intellectual property and technology rights, the risks posed by international operations to the company, and the company's ability to effectively manage its growth as well as those factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 12, 2010 and the company's other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.

CONTACT:
Albany Molecular Research, Inc.
Media
Andrea Schulz, 518-512-2226
Director of Corporate Communications
or
Investors
Peter Jerome, 518-512-2220
Director of Investor Relations